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Main Place Funding, LLC
Exhibit 12. Ratio of Earnings to Fixed Charges
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(Dollars in Thousands)


                                              Nine Months        Year         Year           Year             Year          Year
                                                 Ended          Ended        Ended          Ended            Ended         Ended
                                              September 30    December 31   December 31   December 31      December 31   December 31
                                                 2000            1999         1998           1997              1996         1995
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

Income before taxes                           $ 694,254      $ 1,257,141    $2,341,426     $1,294,152       $ 216,709     $  48,070

Fixed charges:
     Interest expense                           272,920          477,810     1,056,419        595,818         255,318       145,822
     Amortization of debt discount and
       appropriate issuance costs                 2,357            3,306         3,128          3,713           2,856           983
                                              --------------------------------------------------------------------------------------
        Total fixed charges                     275,277          481,116     1,059,547        599,531         258,174       146,805

Earnings before fixed charges                 $ 969,531      $ 1,738,257    $3,400,973     $1,893,683       $ 474,883     $ 194,875
                                              ======================================================================================

Fixed charges                                 $ 275,277      $   481,116    $1,059,547     $  599,531       $ 258,174     $ 146,805
                                              ======================================================================================

Ratio of Earnings to Fixed Charges                  3.52             3.61         3.21           3.16            1.84          1.33

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